Exhibit 99

For Release October 24, 2007	Contact:
4:01 pm	Richard F. Latour
President and CEO
Tel: 781-994-4800
MICROFINANCIAL INCORPORATED ANNOUNCES
THIRD QUARTER 2007 RESULTS
Woburn, MA – October 24, 2007 — MicroFinancial Incorporated (AMEX-MFI), a financial intermediary specializing in vendor-based leasing and finance programs for microticket transactions, today announced financial results for the third quarter and the nine months ended September 30, 2007.
Net income for the third quarter of 2007 was $1.8 million or $0.13 per diluted share based upon 14,180,213 shares, compared to net income of $0.9 million, or $0.06 per diluted share based upon 13,942,572 shares for the same period last year.
Revenue in the third quarter of 2007 was $8.1 million compared to $7.8 million in the third quarter of 2006 as expected declines in rental income and other revenue during the quarter were more than offset by growth in the leasing revenues associated with our new lease originations. Revenue from leases was $3.4 million, up $2.4 million from the same period last year and rental income was $3.3 million, down $1.9 million from September 30, 2006. Other revenue components contributed $1.4 million for the current quarter, down $0.3 million from the same period last year.
Total operating expenses for the current quarter declined 16.6% to $5.4 million from $6.4 million in the third quarter of 2006. Third quarter net charge-offs declined to $1.5 million from $3.2 million in the comparable period of 2006. However, the third quarter 2007 provision for credit losses remained relatively flat at $1.9 million as compared to the third quarter of 2006 primarily due to the increase in new lease originations. Sequentially, amounts billed greater than 31 days delinquent as of September 30, 2007 decreased to $2.9 million from $3.9 million as of June 30, 2007. Selling, general and administrative expenses decreased 5.4% to $3.1 million from $3.3 million in the third quarter of last year primarily due to reductions in collection related expenses. Depreciation and amortization expense declined 75.9% to $0.3 million for the quarter, due to a decline in the number of rental and service contracts as well as the fact that a greater percentage of these assets are fully depreciated.
Cash received from customers in the third quarter was $10.5 million compared to $9.0 million during the same period in 2006. New originations in the quarter increased by 20.6% to $14.9 million for the third quarter 2007, compared to the second quarter 2007.
Richard Latour, President and Chief Executive Officer said, ““I am pleased with our continued progress in growing the business. During the first nine months of 2007, we grew our vendor pipeline and our sales team continued to gain traction. In the third quarter of 2007, new contract originations improved to $14.9 million, an increase of $8.5 million from the third quarter of 2006. In addition, we had our largest quarter for new vendor approvals at 249, bringing the total vendor count to approximately 1,800.  We also processed over 10,000 applications, an increase of over 5,100 applications as compared to the same period last year. Throughout the year, management and employees focused on executing our growth strategy and scaling our business. We believe our dual focus on growth and operational efficiency will continue to serve us well in the years ahead. Our priorities have remained consistent – growing our vendor base, expanding product offerings, and maintaining efficiencies. I am encouraged by the success we have achieved through these initiatives and look forward to continued progress on these objectives.”
For the nine months ended September 30, 2007, net income was $4.5 million versus net income of $2.2 million for the same period last year. Net income per diluted share year to date was $0.32 based on 14,146,696 shares versus $0.15 based on 13,928,399 shares for the same period in 2006.
Year to date revenues for the nine months ended September 30, 2007 decreased 7.2% to $23.1 million compared to $24.9 million during the same period in 2006. Revenue from leases was $8.1 million, up $5.7 million from the same period last year and rental income was $10.7 million, down $5.7 million from September 30, 2006. Other revenue components contributed $4.3 million, down $1.8 million from the same period last year. New contract originations year to date September 30, 2007 were $37.4 million versus $12.5 million through the same period last year.
Total operating expenses for the nine months ended September 30, 2007 declined 24.5% to $16.1 million versus $21.3 million for the same period last year. Selling, general and administrative expenses declined $1.6 million to $9.9 million and depreciation and amortization expenses declined 76.3% to $1.1 million. Significant factors in the decline of the SG&A expense include declines in legal expenses of $0.3 million and collection expenses of $1.0 million. The provision for credit losses remained flat at $5.1 million year to date, as compared to the same period last year. Year to date net charge-offs declined to $5.0 million as compared to $8.3 million for the same period last year. Headcount at September 30, 2007 was 72, up from 66 at the end of the same period last year. Year to date cash from customers was $30.1 million as compared to $30.8 million for the same period last year.

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	September 30,
	2006	2007

ASSETS

Cash and cash equivalents	$28,737	$9,437
Net investment in leases:
Receivables due in installments	40,455	76,660
Estimated residual value	3,859	7,987
Initial direct costs	302	605
Less:
Advance lease payments and deposits	(50)	(93)
Unearned income	(13,682)	(29,033)
Allowance for credit losses	(5,223)	(5,306)

Net investment in leases	25,661	50,820
Investment in service contracts, net	613	282
Investment in rental contracts, net	313	122
Property and equipment, net	655	749
Other assets	652	838
Deferred income taxes, net	3,090	649

Total assets	$59,721	$62,897

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31,	September 30,
	2006	2007

Notes payable	$5	$0
Accounts payable	1,038	945
Dividends payable	691	698
Other liabilities	1,110	734
Income taxes payable	741	618

Total liabilities	3,585	2,995

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at December 31, 2006 and September 30, 2007	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 13,811,442 and 13,958,278 shares issued at December 31, 2006 and September 30, 2007, respectively	138	140
Additional paid-in capital	44,136	45,520
Retained earnings	11,862	14,242

Total stockholders’ equity	56,136	59,902

Total liabilities and stockholders’ equity	$59,721	$62,897

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2006	2007	2006	2007
Revenues:
Income on financing leases	$1,007	$3,406	$2,403	$8,092
Rental income	5,121	3,268	16,436	10,706
Income on service contracts	435	303	1,478	993
Loss and damage waiver fees	431	524	1,475	1,442
Service fees and other	437	415	2,075	1,131
Interest income	411	182	1,049	752

Total revenues	7,842	8,098	24,916	23,116

Expenses:
Selling, general and administrative	3,312	3,134	11,445	9,861
Provision for credit losses	1,887	1,919	5,124	5,119
Depreciation and amortization	1,195	288	4,634	1,098
Interest	23	13	135	39

Total expenses	6,417	5,354	21,338	16,117

Income before provision for income taxes	1,425	2,744	3,578	6,999
Provision for income taxes	573	941	1,424	2,530

Net income	$852	$1,803	$2,154	$4,469

Net income per common share:
Basic	$0.06	$0.13	$0.16	$0.32

Diluted	$0.06	$0.13	$0.15	$0.32

Weighted-average shares:
Basic	13,803,996	13,956,881	13,784,650	13,910,234

Diluted	13,942,572	14,180,213	13,928,399	14,146,696

About The Company
MicroFinancial Inc. (AMEX: MFI), is a financial intermediary specializing in microticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Woburn, Massachusetts.
Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.